Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

Company’s fiscal year 2023 comparable store sales, adjusted for an additional week in 2022 and excluding fuel, increased 2.3 percent

Sunbury, PA (February 27, 2024) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week fourth quarter and the 52-week fiscal year period ended December 30, 2023.

“We are grateful to our associates for their service to our customers and company”, said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “Our fiscal year 2023 and fourth quarter results are in line with our expectations despite an additional week in 2022 and declining government benefits.”

“In 2023, we continued to make significant price investments that help us to effectively compete in all our markets and meet the expectations of our customers impacted by the inflationary pressures of recent years. In addition, we carefully managed our business processes and expenses at every level of our company and invested in technologies that improved efficiencies,” said Mr. Weis.

The Weis Markets, Inc. Board of Directors declared on February 8, 2024, a quarterly cash dividend of $0.34 per share to shareholders of record as of February 19, 2024, payable on March 4, 2024.

Fiscal Year 2023 Results

Net sales totaled $4.70 billion for the 52-week fiscal year ended December 30, 2023, compared to $4.70 billion for the 53-week fiscal year ended December 31, 2022, up 0.02 percent. Fiscal year 2023 comparable store sales, adjusted for an additional week in 2022 and excluding fuel, increased 2.3 percent on an individual year-over-year basis and increased 9.8 percent on a two-year stacked basis.

The Company’s fiscal year 2023 net income (after provision for income taxes) totaled $103.83 million compared to $125.20 million in 2022, down 17.1 percent. Fiscal year 2023 earnings per share totaled $3.86 compared to $4.65 per share in 2022.

Fourth Quarter 2023 Results

Net sales totaled $1.21 billion for the 13-week fourth quarter ended December 30, 2023, compared to $1.31 billion for the 14-week fourth quarter ended December 31, 2022, down 7.1 percent. Fourth quarter comparable store sales, adjusted for an additional week in 2022 and excluding fuel, increased 0.2 percent on an individual year-over-year basis and increased 9.8 percent on a two-year stacked basis.

The Company’s fourth quarter net income (after provision for income taxes) totaled $20.52 million compared to $28.88 million in 2022, down 28.9 percent. Fourth quarter earnings per share totaled $0.76 compared to $1.07 per share in 2022.

###

About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (such as the COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis based on information currently available to us and speak only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

###

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter — 2023
(Unaudited)

	13 Weeks Ended	14 Weeks Ended	Increase
	December 30, 2023	December 31, 2022	(Decrease)
Net sales	$1,212,975,000	$1,306,090,000	(7.1)%

Income from operations	29,272,000	33,576,000	(12.8)%

Income before provision for income taxes	$32,466,000	$35,890,000	(9.5)%
Provision for income taxes	11,943,000	7,007,000	70.4%
Net income	$20,523,000	$28,883,000	(28.9)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.76	$1.07	$(0.31)

	52 Weeks Ended	53 Weeks Ended	Increase
	December 30, 2023	December 31, 2022	(Decrease)
Net sales	$4,696,950,000	$4,695,943,000	0.0%

Income from operations	137,186,000	157,052,000	(12.6)%

Income before provision for income taxes	$146,696,000	$160,777,000	(8.8)%
Provision for income taxes	42,868,000	35,581,000	20.5%
Net income	$103,828,000	$125,196,000	(17.1)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$3.86	$4.65	$(0.79)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Fourth Quarter — 2023

(Unaudited)

	Percentage Change
	Fourth Quarter Ended
(amounts adjusted for an additional week in 2022)	2023 vs. 2022	2022 vs. 2021
Comparable store sales, excluding fuel (individual year)	0.2%	9.6%
Comparable store sales, excluding fuel (two-year stacked)	9.8
Comparable store sales (individual year)	(0.5)	9.5%
Comparable store sales (two-year stacked)	9.0%

	Percentage Change
	Year Ended
(amounts adjusted for an additional week in 2022)	2023 vs. 2022	2022 vs. 2021
Comparable store sales, excluding fuel (individual year)	2.3%	7.5%
Comparable store sales, excluding fuel (two-year stacked)	9.8
Comparable store sales (individual year)	1.7	8.8%
Comparable store sales (two-year stacked)	10.5%